Exhibit 10.21
                  SECOND AMENDMENT TO CREDIT AGREEMENT

     This Second Amendment to Credit Agreement (the "Amendment"), dated as of January 25, 1994, is entered into by and between 3COM
CORPORATION (the "Company") and BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION (the "Bank").

                                 RECITALS

     A. The Bank and the Company are parties to a Credit Agreement dated as of April 21, 1993, as amended by that certain Amendment to Credit Agreement dated as of January 11, 1994 (the "First Amendment") (the Original Agreement, as amended by the First Amendment, the "Credit Agreement") pursuant to which the Bank has extended certain credit facilities to and for the benefit of the Company.

     B. The Company has requested that the Bank agree to certain amendments of the Credit Agreement.

     C. The Bank is willing to amend the Credit Agreement, subject to the terms and conditions of this Amendment.

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Credit Agreement.

     2.   Amendments to Credit Agreement.

          (a) Section 7.08 of the Credit Agreement shall be amended by replacing the amount"$200,000,000" with the amount
"$161,000,000".

          (b) The reference to "section 7.10(b)" in Section 3(f) of the First Amendment shall first be replaced with "Section 7.10(a)" and Section 7.10(a) of the Credit Agreement shall then be amended by replacing the amount "$90,000,000" with the amount "$129,000,000".

     3.  Representations and Warranties.   The Company hereby
represents and warrants to the Bank as follows:

          (a) No Default or Event of Default has occurred and is continuing.

          (b) The execution, delivery, and performance by the Company of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable. The Credit Agreement as amended by this Amendment constitutes the legal, valid, and binding obligations of the Company, enforceable against it in accordance with its respective terms, without defense, counterclaim or offset.

          (c) All representations and warranties of the Company contained in the Credit Agreement are true and correct.

          (d) The Company is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Bank or any other Person.


     4. Effective Date. This Amendment will become effective as of January 25, 1994 (the" Effective Date") provided that each of the following conditions precedent has been satisfied:

          (a) The Bank has received from the Company a duly executed original of this Amendment.

          (b) All representations and warranties contained herein are true and correct as of the Effective Date.


     5. Reservation of Rights. The Company acknowledges and agrees that the execution and delivery by the Bank of this amendment shall not be deemed to create a course of dealing or otherwise obligate the Bank to forbear or execute similar amendments under the same or similar circumstances in the future.

     6.  Miscellaneous.

          (a) Except as herein expressly amended, all terms, covenants, and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.

          (b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

          (c) This Amendment shall be governed by and construed in accordance with the law of the State of California.

          (d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

          (e) This Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in accordance with the provisions of Section 9.03 of the Credit Agreement.writing executed by both of the parties hereto.

          (f) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Credit Agreement, respectively.

          (g) Company covenants to pay to or reimburse the Bank, upon demand, for all costs and expenses (including allocated costs of in-house counsel) incurred in the connection with the development, preparation, negotiation, execution and delivery of this Amendment.


     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.


                                                3COM CORPORATION

                                                By:
/s/Christopher B. Paisley
                                                Title:  CFO


                                                BANK OF AMERICA
                                                NATIONAL TRUST
AND
                                                SAVINGS
ASSOCIATION

                                                By:  /s/Kevin
McMahon
                                                Title:  Vice
President